EXHIBIT 99.1

GAIN Capital Announces Monthly Metrics for May 2013

•	Double-digit sequential growth in Retail OTC and Institutional Volume

•	Client metrics continue positive trajectory

Bedminster, New Jersey (June 17, 2013) — GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of May 2013.

Retail metrics

•	Retail OTC trading volume[1] of $161.5 billion, an increase of 10.7% from April 2013 and an increase of 28.6% from May 2012.

•	Average daily retail OTC trading volume of $7.0 billion, an increase of 5.9% from April 2013 and an increase of 28.6% from May 2012.

•	Active retail OTC accounts[2] of 64,028, an increase of 0.7% from April 2013 and an increase of 3.9% from May 2012.

•	Futures Daily Average Revenue Trades[3] (DARTs) of 13,236, a 9.8% decrease from April 2013.

•	Total funded accounts[4] of 100,671, an increase of 1.7% from April 2013 and an increase of 35.2% from May 2012.

•	Total retail customer assets[5] of $466.9 million, an increase of 2.2% from April 2013 and an increase of 55.4% from May 2012.

Institutional metrics

•	Total institutional trading volume[6] of $382.7 billion, an increase of 21.2% from April 2013 and an increase of 152.6% from May 2012.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts who executed a transaction during the month
3 Average daily trades transacted by OEC customers
4 Retail accounts who maintained a cash balance
5 Amount due to clients, including customer deposits and unrealized gains or losses arising from open positions
6 U.S. dollar equivalent of notional amounts traded

•	Average daily institutional volume of $16.6 billion, an increase of 15.9% from April 2013 and an increase of 184.0% from May 2012.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.
GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; OEC, an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC), a licensed U.S. broker-dealer.
GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.
Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com